Exhibit 2.3

IN THE CIRCUIT COURT OF THE ELEVENTH JUDICIAL CIRCUIT IN AND FOR MIAMI-DADE COUNTY, FLORIDA GENERAL JURISDICTION DIVISION CASE NO.: 06-27768 CA 21

PELICAN COVE INVESTMENTS, INC., a foreign corporation, Plaintiff, v. CYBERROAD.COM CORPORATION, a Florida corporation, Defendant. _________________________/

ORDER ON PLAINTIFF'S MOTION FOR ACCEPTANCE OF
RECEIVER'S REPORT, FOR RELEASE OF RECEIVER AND TO CLOSE CASE

THIS CAUSE having come on to be heard on Thursday, October 4, 2007 upon the Plaintiff’s Motion for Acceptance of Receiver's Report, For Release of Receiver and To Close Case, and this Court having reviewed the applicable pleadings, been advised of a default against Defendant, having heard argument of Plaintiff’s counsel and being otherwise fully advised in the premises, it is hereby:

ORDERED AND ADJUDGED that the Motion for Acceptance of Receiver's Report, For Release of Receiver and to Close Case is hereby GRANTED. The Receiver's report as contained in his report, which is attached to this Order as Exhibit "A", is hereby accepted. In addition, the Receiver is authorized to take all actions as described in the attached report, including to reinstate CYBERROAD.COM

Pelican Cove Investments, Inc. v. Cyberoad.Com Corporation
Dade County Court Case # 06-27768 CA 21
Order on Plaintiffs Motion for Acceptance of Receiver's Report, For Release of Receiver and To Close Case

CORPORATION, and at the conclusion of said actions is hereby RELEASED. Counsel for Plaintiff is ordered to furnish a copy of this Order on the Receiver.

It is further ORDERED AND ADJUDGED that this matter is hereby dismissed. This Court retains jurisdiction over this matter solely for the issue of apportionment of attorneys' fees and costs.

DONE AND ORDERED in Chambers in Miami-Dade County, Florida this day of October, 2007.

Conformed Copy

OCT 04 2007

Judge Mary R Barzee
MARY R. BARZEE
Cicuit Judge

Copies to:
Jose D. Sosa, Esq., Arnstein & Lehr LLP, attorneys for Plaintiff, 515 North Flagler Drive,
Sixth Floor, West Palm Beach, Florida 33401

Cyberroad.com, via Registered Agent

Gerstle, Rosen & Goldenberg, P.A.
Certified Public Accountants

Mark R. Gerstle, C.P.A.	Robert N. Rosen, C.P.A.	Brian K. Goldenberg, Partner

Jose Sosa, Esq.
Arnstein & Lehr LLP
515 North Flagler Drive
6th Floor
West Palm Beach. Florida 33401

Dear Mr. Sosa,

Serving as the court appointed Receiver for Cyberoad.com Corporation of Florida, I have addressed and resolved the following issues. I further present the corporation has paid delinquent franchise fees and fines and is ready to return to active status in the State of Florida.

Serving as the Receiver and as the sole Director of the Corporation my intention has been to seek out past administration and establish the Corporation’s records and assets. By establishing the assets of the Corporation, it would then be possible to reestablish a new operating business for the Corporation for the benefit of the Corporation’s existing and future shareholders, and employees.

As you will find in this report, this Corporation currently has no assets, no active trading market for its shares, and except for the uncertain and intangible value of this corporation as a publicly held shell, no value, all officially listed phone numbers and addresses with the SEC for the Corporation’s past administration are out of date leaving the company in a suspended state of inactivity. The Corporation is additionally delinquent in filing the required Form 15 with the SEC regarding reporting status.

Upon investigation I found that the Corporation’s records to be lost or destroyed except for those held by the Corporation’s transfer agent, Interwest Transfer Co. The transfer agent has continued to work for the Corporation and to maintain the Corporation’s list of shareholders, in spite of the $3,100 balance due for services since the last payment was made in 2004.

The Corporation is currently illiquid and has had to rely upon the financial support of an independent consultant, Dr. Mark Rentschler, to act as President and Director in order to successfully reorganize the Corporation’s business.

The Corporation has incurred substantial consulting and professional fees. Dr. Rentschler has financed the following works to be done;
  Return the Corporation in good standing with the Florida Secretary of State
  Complete a comprehensive search to determine liens, judgments and lawsuits
  Retain a Certified Public Accountant to conduct a tax search any and all past federal tax returns
  Defend the Corporation against any potentia11egal actions that may occur during the reorganization process
  Hire corporate and securities legal council and a PCOAB certified accountant

One Turnberry Place 19495 Biscayne Blvd Suite 705 Aventura, Florida 33180 Phone 305 937 0116 Fax 305 937 0128	The Porticos 3835 N.W. Boca Raton Blvd Suite 100 Boca Raton, Florida 33431 Phone 561 447 4000 Fax 561 447 4004	5100 Tamiami Trail North Suite 103 Naples, Florida 34103 Phone 239 262 1773 Fax 239 263 0166

  Hire and pay any outstanding and future transfer agent fees
  Pay any current and future franchise taxes with the Florida Secretary of State
  Bear any other reasonable expenses involved in the reorganization of the Corporation
  For services as President and Sole member of the Board of Directors
  Ultimately locate and consummate a relationship with a viable merger candidate
The Corporation cannot move forward until it has settled certain accounts and paid off the consulting fees owed to said business consultants and professionals. Sufficient documentation has been presented to this Receiver to establish that Dr. Rentschler has invested substantial capital and provided valuable services to the Company in excess of $64,000.00.

The Corporation has received assurances from Dr. Rentschler that he will continue to provide ongoing financial support and valuable financial services in order to resurrect, revive and reorganize this Corporation, to bring it back to active status, file the Form 15 with the SEC, to create a new Board of Directors, and to complete any other required tasks.

The Corporation does not have the financial ability as of this date with which to pay for all the work, expenses and costs which have been required to rehabilitate the Corporation, and as the Receiver, I have determined that the only feasible way for the Corporation to compensate in lieu of payment for services rendered and costs and fees advanced, is to offer to issue to Dr. Rentschler shares of the Corporation’s Shares.

I have determined that the most efficient use of the Corporation's assets was to authorize and issue 32 million common shares. Per the courts order appointing this receivership to take control of the Corporation's books and records and to use the assets of the Corporation I have prepared these shares to pay the expenses incurred to return this Corporation to a position that will enable it to return to an active and viable component of the business community.

As Receiver of this Corporation, I have made an offer to Dr. Rentschler to settle the invoices of $64,000,00 owed by the Corporation. The debt is settled by the issuance of thirty-two million (32,000,000) Shares, (0.00001) par value, by the Corporation.

Dr. Rentschler has agreed to accept this offer and to accept shares of this Corporation as payment in full for the obligations owed to him despite the significant discrepancy between the stated value of the shares and the debt. Dr. Rentschler acknowledges this Corporation currently has no assets, no active trading market for its shares and that there is no guarantee or representation that this investment will return any value. Dr. Rentschler is a business leader and an entrepreneur that is prepared to create value in the Corporation for the benefit of the Corporation's shareholders.

As the Court Appointed Receiver I have prepared this closing report for the court to approve the actions as set forth.

As the Court Appointed Receiver I recommend to the Court that I be released as Receiver from service to the Corporation. With Dr. Mark Rentschler as acting President, Secretary and sole member of the Board of Directors and arrangements for the debts of the Corporation having been settled, this report represents the Corporation's readiness to return to active status as a Viable Corporation in the California business community.

/s/ Brian Goldenberg
Brian Goldenberg
Court Appointed Receiver